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                                                                                                             Exhibit 12
                                                 American Home Products Corporation
                                        Computation of Ratio of Earnings to Fixed Charges (3)
                                                (In Thousands, except ratio amounts)


                                                                                       Years Ended December 31,
                                               Six Month Ended   -------------------------------------------------------------------
                                                June 30, 2001       2000           1999            1998          1997        1996
                                               ----------------  -----------    -----------     ----------    ----------  ----------
Earnings

Income (loss) from continuing operations before
  federal and foreign taxes (2)                   $1,612,878     ($1,101,040)   ($1,907,299)    $3,089,936    $2,364,753  $2,398,866

Add:
  Fixed charges                                      210,792         324,887        403,694        371,986       513,860     601,927

  Minority interests                                  12,211          26,784         30,301            620         2,421      13,677

  Distributed equity income                                0               0              0            771             0           0

  Amortization of capitalized interest                 1,240           1,917          1,803          1,487         1,057       5,621

Less:
  Equity income                                       36,680          55,991          2,122            473         9,777       8,448

  Capitalized interest                                44,737          43,303         15,375          9,497        12,898           0
                                                  ----------     -----------    -----------     ----------    ----------  ----------

Total earnings (loss) as defined                  $1,755,704       ($846,746)   ($1,488,998)    $3,454,830    $2,859,416  $3,011,643
                                                  ==========     ===========    ===========     ==========    ==========  ==========

Fixed Charges:

  Interest and amortization of debt expense         $144,107        $238,840       $343,271       $322,970      $461,370    $571,414

  Capitalized interest                                44,737          43,303         15,375          9,497        12,898           0

  Interest factor of rental expense (1)               21,948          42,744         45,048         39,519        39,592      30,513
                                                  ----------     -----------    -----------     ----------    ----------  ----------

    Total fixed charges as defined                  $210,792        $324,887       $403,694       $371,986      $513,860    $601,927
                                                  ==========     ===========    ===========     ==========    ==========  ==========

Ratio of earnings to fixed charges (2)                   8.3             -              -              9.3           5.6         5.0


(1)    A 1/3 factor was used to compute the portion of rental expenses deemed representative of the interest factor.

(2)    The results of operations for the year ended December 31, 1999 are inadequate to cover total fixed charges as defined.  The coverage deficiency for the year ended December 31, 1999 is $403,694.  Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $4,750,000, the pro forma ratio of earnings to fixed charges would be 8.1 for the year ended December 31, 1999.

       The results of operations for the year ended December 31, 2000 are inadequate to cover total fixed charges as defined.  The coverage deficiency for the year ended December 31, 2000 is $324,887.  Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $7,500,000, the gain on sale of Immunex common stock of $2,061,204  and the Warner-Lambert Company termination fee of $1,709,380, the pro forma ratio of earnings to fixed charges would be 8.9 for the year ended December 31, 2000.

(3)    Amounts have been restated to reflect the Cyanamid Agricultural Products business as a discontinued operation.

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